                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                         AMERICAN MEDSERVE CORPORATION
                                       at
                              $18.00 NET PER SHARE
                                       by
                           OMNICARE ACQUISITION CORP.
                          a wholly owned subsidiary of
                                 OMNICARE, INC.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON THURSDAY, SEPTEMBER 11, 1997, UNLESS THE OFFER IS EXTENDED.
                               ------------------

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED HEREIN) THAT
 NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES"), OF
   AMERICAN MEDSERVE CORPORATION (THE "COMPANY") WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS AND (2) ANY WAITING
   PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER APPLICABLE TO THE PURCHASE OF THE SHARES
    PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. SEE SECTION 14.

THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY DETERMINED THAT THE OFFER
 AND THE MERGER DESCRIBED HEREIN ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT
THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO
                                   THE OFFER.

                                   IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it and any other required documents to the Depositary (as defined below) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal (or a manually signed facsimile) or deliver such Shares pursuant to the procedures for book-entry transfer set forth in Section 3 hereof or (2) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder desires to tender such Shares.

If a stockholder desires to tender Shares and such stockholder's certificates for such Shares are not immediately available, or the procedures for book-entry transfer, if applicable, cannot be completed on a timely basis, or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent, the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

                      The Dealer Manager for the Offer is:

                       [CREDIT SUISSE FIRST BOSTON LOGO]

August 14, 1997

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        -----
INTRODUCTION..........................................................................      1
 1.  Terms of the Offer...............................................................      2
 2.  Acceptance for Payment and Payment for Shares....................................      3
 3.  Procedure for Tendering Shares...................................................      4
 4.  Withdrawal Rights................................................................      6
 5.  Certain Federal Income Tax Consequences of the Offer and the Merger..............      7
 6.  Price Range of Shares; Dividends on the Shares...................................      8
 7.  Effect of the Offer on the Market for the Shares; Nasdaq Stock Market Listing;         8
     Exchange Act Registration; Margin Regulations....................................
 8.  Certain Information Concerning the Company.......................................      9
 9.  Certain Information Concerning the Purchaser and Parent..........................     14
10.  Source and Amounts of Funds......................................................     16
11.  Background of the Offer..........................................................     16
12.  Purpose of the Offer and the Merger; Plans for the Company; Proposed Merger......     17
13.  Dividends and Distributions......................................................     25
14.  Certain Conditions to the Offer..................................................     26
15.  Certain Legal Matters; Regulatory Approvals......................................     27
16.  Fees and Expenses................................................................     29
17.  Miscellaneous....................................................................     30
Schedule I -- Directors and Executive Officers of Parent and the Purchaser............    I-1

To the Holders of Common Stock
of American Medserve Corporation:

                                  INTRODUCTION

     Omnicare Acquisition Corp., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Omnicare, Inc., a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of American Medserve Corporation, a Delaware corporation (the "Company"), at a purchase price of $18.00 per Share net to the seller in cash, without interest thereon (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer").

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of August 7, 1997 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company. The Merger Agreement provides, among other things, for the commencement of the Offer by the Purchaser and further provides that upon the terms and subject to the conditions therein, as soon as practicable after the consummation of the Offer and any required approval of the Merger Agreement by the stockholders of the Company (the "Stockholders"), the Purchaser will be merged with and into the Company (the "Merger"), with the Company being the corporation surviving the Merger (the "Surviving Corporation"). Each outstanding Share (other than Dissenting Shares (as hereinafter defined)) not owned by the Company, Parent, the Purchaser or any other wholly owned subsidiary of Parent will be converted into and represent the right to receive $18.00 in cash or any higher price that may be paid per Share pursuant to the Offer, without interest. See Section 12.

     THE BOARD OF DIRECTORS OF THE COMPANY (THE "BOARD OF DIRECTORS" OR THE "BOARD") HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S STOCKHOLDERS, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), financial advisor to the Company, has delivered to the Board of Directors its written opinion to the effect that, as of the date of the Merger Agreement, the $18.00 in cash to be received by the Stockholders in the Offer and the Merger, is fair to such Stockholders from a financial point of view. A copy of such opinion is included with the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") with respect to the Offer, and Stockholders are urged to read the opinion in its entirety for a description of the assumptions made, factors considered and procedures followed by DLJ. A copy of the Schedule 14D-9 is being furnished herewith.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED BELOW) THAT NUMBER OF SHARES WHICH REPRESENTS AT LEAST A MAJORITY OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (2) ANY WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER (THE "HSR ACT") APPLICABLE TO THE PURCHASE OF THE SHARES PURSUANT TO THE OFFER HAVING EXPIRED OR BEEN TERMINATED. THE OFFER IS ALSO SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 14, WHICH SETS FORTH THE CONDITIONS TO CONSUMMATION OF THE OFFER, AND SECTION 15, WHICH DISCUSSES CERTAIN LEGAL MATTERS AND REGULATORY CONSENTS AND APPROVALS.

     Pursuant to the Merger Agreement, the Company has represented and warranted that as of August 7, 1997, 12,217,936 Shares were issued and outstanding and 1,310,790 Shares were reserved for issuance pursuant to employee options, of which 517,117 shares are subject to outstanding, unexercised options.

     Tendering Stockholders who have Shares registered in their names will not be obligated to pay brokerage fees or commissions to the Dealer Manager, the Depositary or the Information Agent or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses of Credit Suisse First Boston Corporation ("Credit

Suisse First Boston"), which is acting as Dealer Manager for the Offer (in such capacity, the "Dealer Manager"), First Chicago Trust Company of New York, which is acting as Depositary (the "Depositary"), and D.F. King & Co., Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer. See Section 16.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay for all Shares that have been validly tendered prior to the Expiration Date and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, September 11, 1997, unless and until the Purchaser, in its sole discretion, shall have extended the period of time for which the Offer is open, subject to the terms of the Merger Agreement, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to the terms of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), the Purchaser reserves the right, in its sole discretion, at any time or from time to time, and regardless of whether any of the events set forth in Section 14 hereof shall have occurred or shall have been determined by the Purchaser to have occurred, (a) if, immediately prior to the Expiration Date of the Offer, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares but more than 80% of the outstanding Shares, to extend the Offer for a period not to exceed seven business days, notwithstanding that all conditions to the Offer are satisfied as of such date, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (b) prior to the Expiration Date, to waive any of the conditions set forth in Section 14 (other than the Minimum Condition) and to make any other changes in the terms and conditions of the Offer by giving oral or written notice of such waiver or amendment to the Depositary; provided, however, that unless previously approved by the Company in writing, no change may be made which decreases the Offer Price, which reduces the maximum number of Shares to be purchased in the Offer or which otherwise adversely affects the Stockholders. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer, subject to the right of a tendering Stockholder to withdraw such Stockholder's Shares. See Section 4.

     If by the Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated), in its sole discretion, subject to the terms of the Merger Agreement and the applicable rules and regulations of the Commission, (a) to terminate the Offer and not accept for payment or pay for any Shares and return all tendered Shares to tendering Stockholders, (b) prior to the Expiration Date, to waive all the unsatisfied conditions (other than the Minimum Condition) and accept for payment and pay for all Shares validly tendered prior to the Expiration Date, or
(c) extend the Offer and, subject to the right of Stockholders to withdraw Shares during such extension, retain the Shares that have been tendered during the period or periods for which the Offer is extended.

     The rights reserved by the Purchaser in the two preceding paragraphs are in addition to the Purchaser's rights pursuant to Section 14. There can be no assurance that the Purchaser will exercise its rights to extend the Offer. Any extension, amendment or termination will be followed as promptly as practicable by a public announcement. In the case of an extension, Rule 14e-l(d) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), requires that the announcement be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to Stockholders be promptly disseminated in a manner reasonably designed to inform the Stockholders of such change) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow

Jones News Service. For purposes of the Offer, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's right under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering Stockholders are entitled to withdrawal rights as described in Section 4.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in the percentages of securities sought, will depend on the facts and circumstances, including the materiality, of the changes. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought, a minimum ten business day period from the day of such change is generally required to allow for adequate dissemination to stockholders. Accordingly, if prior to the Expiration Date, the Purchaser decreases the number of Shares being sought or increases or decreases the Offer Price and if the Offer is scheduled to expire at any time earlier than the period ending on the tenth business day from the date on which that notice of such increase or decrease is first published, sent or given to Stockholders, then the Offer will be extended at least until the expiration of such ten business day period.

     The Company has provided the Purchaser with the Company's Stockholder lists and security position listings for the purpose of disseminating the Offer to Stockholders. This Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered and not withdrawn prior to the Expiration Date promptly after the Expiration Date. All questions as to the satisfaction of such terms and conditions will be determined in good faith by the Purchaser. Subject to the applicable rules of the Commission, the Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law or government regulation. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, Shares accepted for payment pursuant to the Offer will be paid for only after timely receipt by the Depositary of (i) certificates evidencing (or a timely Book-Entry Confirmation (as defined in Section 3 below) with respect to) such Shares, (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. See Section 3 below.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of its acceptance of the tenders of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for the tendering Stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering Stockholders. For a description of the procedure for tendering Shares pursuant to the Offer, see
Section 3. Accordingly, payment may be made to tendering Stockholders at different times if delivery of the Shares and other required documents occur at different times. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY THE PURCHASER ON THE CONSIDERATION PAID FOR SHARES PURSUANT TO THE OFFER, WHETHER OR NOT

THE PURCHASER EXERCISES ITS RIGHTS TO EXTEND THE OFFER OR DELAYS IN MAKING SUCH PAYMENT.

     If the Purchaser increases the consideration to be paid for Shares pursuant to the Offer, the Purchaser will pay such increased consideration for all Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent or any direct or indirect wholly owned subsidiary or subsidiaries of Parent the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to an account maintained at one of the Book-Entry Transfer Facilities (as defined in Section 3)), without expense to the tendering Stockholder, as promptly as practicable following the expiration or termination of the Offer.

3.  PROCEDURE FOR TENDERING SHARES

     Valid Tenders. For a Stockholder validly to tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (i) Certificates for the Shares to be tendered must be received by the Depositary at one of such addresses or (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and a confirmation of such delivery received by the Depositary, including an Agent's Message (as defined below) if the tendering Stockholder has not delivered a Letter of Transmittal (or a facsimile thereof)), in each case prior to the Expiration Date, or (b) the guaranteed delivery procedure described below must be complied with. As used herein, "Certificates" shall mean certificates representing Shares.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer at a Book-Entry Transfer Facility, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedures described below.

     The confirmation of a book-entry transfer into the Depositary's account at a Book-Entry Facility as described herein is referred to herein as a "Book-Entry Confirmation". DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgement from the participant in such Book-Entry Transfer Facility tendering the Shares, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER,

AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK ENTRY TRANSFER, A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (a) if the Letter of Transmittal is signed by a registered holder (which term, for purposes of this Section, includes any participant in any of the Book-Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the applicable security) of Shares tendered therewith and such registered Stockholder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (b) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

     If the Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or Certificates not tendered or not accepted for payment are to be returned to a person other than the registered Stockholder, then the tendered Certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Certificates, with the signatures guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder's Certificates are not immediately available or time will not permit all required documents to reach the Depositary prior to the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, such Shares may nevertheless be tendered if all the following conditions are satisfied:

          (i) the tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser herewith, is received by the Depositary prior to the Expiration Date; and

          (iii) the appropriate Certificates (or, if applicable, a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer, together with the appropriate Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary within three trading days after the execution of such Notice of Guaranteed Delivery. A trading day is any day on which the Nasdaq National Market is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and the tender of Shares effected thereby complies with, Rule 14e-4 under the Exchange Act, each in the form set forth in the Notice of Guaranteed Delivery.

     IN ALL CASES, SHARES SHALL NOT BE DEEMED VALIDLY TENDERED UNLESS A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) IS RECEIVED BY THE DEPOSITARY.

     Notwithstanding any other provision of this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other documents required by the Letter of Transmittal (or in the case of a book-entry transfer, an Agent's Message).

     The Purchaser's acceptance for payment of Shares validly tendered pursuant to the Offer will constitute a binding agreement between the tendering Stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment as Proxy. By executing a Letter of Transmittal as set forth above (including through delivery of an Agent's Message), a tendering Stockholder irrevocably appoints designees of the Purchaser as the Stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of the Stockholder's rights with respect to the Shares tendered by the Stockholder and accepted for payment by the Purchaser (and any and all other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. This appointment will be effective when, and only to the extent that, the Purchaser accepts the tendered Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies or consents given by the Stockholder with respect to the tendered Shares will, without further action, be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the tendered Shares, be empowered to exercise all voting and other rights of such Stockholder as they in their sole discretion may deem proper at any annual, special or adjourned meeting of the Company's Stockholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting and other rights of a record and beneficial Stockholder, including action by written consent, with respect to such Shares.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of or payment for such Shares may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in any tender with respect to Shares of any particular Stockholder, whether or not similar defects or irregularities are waived in the case of other Stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties.

4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable, provided that such Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after October 12, 1997.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the securities to be withdrawn, the number of Shares to be withdrawn and the name of the registered Stockholder, if different from that of the person who tendered such Shares. If Certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such Certificates, the serial numbers of the particular Certificates evidencing the Shares to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution, must also be furnished to the Depositary as described above. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must also specify the reference number assigned to such transfer along with the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures.

     Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will not be deemed to be validly tendered for purposes of the Offer and the satisfaction of the Minimum Condition. Withdrawn Shares may, however, be retendered for purposes of the Offer by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding on all parties. None of the Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER

     The following is a summary of certain federal income tax consequences of the Offer and the Merger to Stockholders whose Shares are purchased pursuant to the Offer or whose Shares are converted, in accordance with the Merger Agreement, into the right to receive the price per Share paid pursuant to the Offer (the "Merger Consideration") (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights). This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and administrative rulings and practice. Legislative, judicial or administrative actions or interpretations are subject to change, possibly on a retroactive basis, at any time and therefore could alter or modify the statements and conclusions set forth below. This discussion assumes that the Stockholders hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (i.e., property held for investment). This discussion does not address all aspects of federal income taxation that may be important to a particular Stockholder in light of such Stockholder's personal investment circumstances or tax consequences to Stockholders subject to special treatment under the federal income tax laws (for example, life insurance companies, tax-exempt organizations, foreign corporations and nonresident alien individuals) or Stockholders who acquired their Shares through the exercise of employee stock options or other compensation arrangements. In addition, the discussion does not address any aspect of foreign, state, local or estate and gift taxation that may be applicable to a Stockholder.

     Consequences of the Offer and the Merger to Stockholders. The receipt of the Offer Price or the Merger Consideration (including any cash amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights) will be a taxable transaction for federal income tax purposes and also may be a taxable transaction under applicable state, local and other income tax laws. In general, for federal income tax purposes, a Stockholder will recognize gain or loss equal to the difference between the Stockholder's adjusted tax basis in the Shares and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss and will be long-term gain or loss if on the date of sale (or, if applicable, the date of the Merger), the Shares were held for more than one year. If on that date the Shares were held for more than 18 months, any such gain or loss will be taken into account in determining a Stockholder's adjusted net capital gain, which is subject to a reduced maximum rate of federal income tax under a recent amendment to the Code. A portion of amounts received by dissenting Stockholders pursuant to the exercise of appraisal rights, may be deemed to be interest income for federal income tax purposes.

     Backup Withholding. A Stockholder may be subject to "backup withholding" at a 31% rate with respect to payments made in connection with the Offer or the Merger. Backup withholding generally applies if the Stockholder (i) fails to furnish his or her Social Security Number or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) in certain circumstances, fails to provide a statement, under penalties of perjury, that the TIN provided is correct and that he or she is not subject to backup withholding. Backup withholding is not an additional tax but an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Foreign Stockholders should consult their own tax advisors regarding withholding taxes in general. See Instruction 10 of the Letter of Transmittal.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM IN VIEW OF THEIR PARTICULAR CIRCUMSTANCES.

6.  PRICE RANGE OF SHARES; DIVIDENDS ON THE SHARES

     The Shares are quoted on the Nasdaq National Market under the symbol AMCI. The following table sets forth the reported high and low sales prices per Share for the Shares on the Nasdaq National Market as published in financial sources for each of the periods indicated since public trading commenced on November 13, 1996.

                                                                          HIGH    LOW
                                                                          ---     ---
        1996
        Fourth Quarter (from November 13, 1996).........................  $18 1/4 $15 1/4
        1997
        First Quarter...................................................   19      10 7/8
        Second Quarter..................................................   15       9
        Third Quarter (through August 13, 1997).........................   17 3/4  13

     On August 7, 1997, the last full trading day prior to the public announcement of the execution of the Merger Agreement and the Purchaser's intention to commence the Offer, the reported closing price per Share on the Nasdaq National Market was $15 1/2.

     On August 13, 1997, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on the Nasdaq National Market was $17 9/16.

     According to the Company, the Company did not declare any cash dividends on the Shares during the periods set forth above.

     STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ STOCK MARKET LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares which could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer price.

     Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion in the Nasdaq National Market, which require that an issuer have at least 200,000 publicly held shares with a market value of $1 million held by at least 400 stockholders or 300 stockholders holding round lots, and have net tangible assets of at least either $1 million, $2 million or $4 million depending on profitability levels during the issuer's four most recent fiscal years. If these standards are not met, the Shares might nevertheless continue to be included in the NASD's Nasdaq Stock Market with quotations published in the Nasdaq over-the-counter "additional list" or in one of the "local lists", but if the number of Stockholders were to fall below 300, or if the number of publicly held Shares were to fall below 100,000, or if there are not at least two registered and active market makers for such Shares, the NASD's rules provide that the Shares would no longer be "qualified" for Nasdaq Stock Market reporting, and the Nasdaq Stock Market would cease to provide any quotations. Shares held directly or indirectly by an officer or director of the Company, or by any beneficial owner of more than 10% of the Shares, ordinarily will not be considered as being publicly held for this purpose. According to the Company, as of August 12, 1997, there were approximately 41 holders of record and 12,217,936 Shares were outstanding.

If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the NASD requirements for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Shares are no longer included in the Nasdaq National Market or any other tier of the Nasdaq Stock Market, the market for such Shares could be adversely affected.

     In the event the Shares no longer meet the requirements of the NASD for inclusion in any tier of the Nasdaq Stock Market, quotations might still be available from other sources. The extent of the public market for Shares and availability of such quotations would, however, depend upon the number of Stockholders of Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if such class is not listed on a national securities exchange and there are fewer than 300 record holders of such Shares. Termination of registration of the Shares under the Exchange Act would reduce substantially the information required to be furnished by the Company to its Stockholders and to the Commission and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement pursuant to Section 14(a) or (c) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to Stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, if the Purchaser acquires a substantial number of Shares or the registration of the Shares under the Exchange Act were to be terminated, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or 144A under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing or Nasdaq reporting. It is the present intention of the Purchaser to seek to cause the Company to make an application for termination of registration of the Shares as soon as possible following the consummation of the Offer if the requirements for termination of registration are met.

     Margin Regulations. The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. In addition, if registration of the Shares under the Exchange Act were terminated, the Shares would no longer constitute "margin securities."

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

     The Company is a Delaware corporation, with its principal executive offices located at 184 Shuman Boulevard, Suite 200, Naperville, Illinois 60563, and, through its subsidiaries, is a leading independent provider of pharmacy services to long-term care institutions, including skilled nursing facilities, assisted living facilities and other long-term health care settings. The Company purchases, repackages and dispenses pharmaceuticals to patients or residents in its client facilities and provides such facilities with related consultant pharmacist and information services, including formulary management (i.e., management of pharmaceuticals dispensed to minimize cost and maximize therapeutic benefit), automated medical record-keeping, drug therapy evaluation and assistance with regulatory compliance. The Company also provides infusion therapy (i.e., intravenous introduction of fluids containing medications and/or nutrients), parenteral and enteral nutrition therapy (i.e., introduction, either intravenously or directly into a patient's digestive system, of nutrient fluids or other fluids), inhalation and respiratory therapy and wound care management services, as well as medical supplies and devices.

     The Company was formed by Timothy L. Burfield (the Company's President and Chief Executive Officer) and an investment fund affiliated with Golder, Thoma, Cressey, Rauner, Inc. to participate in the consolidation of the long-term care pharmacy industry. To meet this objective, the Company has pursued an acquisition program designed to expand its presence in selected geographic markets. Since commencing operations in August 1994, the Company has completed 30 acquisitions.

     Selected Consolidated Financial Data. Set forth below is certain selected consolidated financial data with respect to the Company and its consolidated subsidiaries excerpted or derived from financial information contained in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Company 10-K"), and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (the "Company 10-Q"). More comprehensive financial information is included in the Company 10-K and the Company 10-Q and other documents filed by the Company with the Commission. The financial information that follows is qualified in its entirety by reference to the Company 10-K, the Company 10-Q and such other documents, including the financial statements and related notes therein. The Company 10-K, the Company 10-Q and such other documents should be available for inspection and copies thereof should be obtainable from the offices of the Commission in the manner set forth below.

                         AMERICAN MEDSERVE CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           PREDECESSOR(1)
                                                               PERIOD      --------------
                                                                FROM           PERIOD
                                      YEAR ENDED             AUGUST 3,          FROM         SIX MONTHS ENDED
                              ---------------------------     1994 TO        JANUARY 1,     -------------------
                              DECEMBER 31,   DECEMBER 31,   DECEMBER 31,   1994 TO AUGUST   JUNE 30,   JUNE 30,
                                  1996           1995           1994          2, 1994         1997       1996
                              ------------   ------------   ------------   --------------   --------   --------
                                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Revenues...................   $ 82,027       $ 44,049       $  8,091        $  6,917      $ 75,563   $ 32,357
  Cost of revenues...........     58,807         31,464          5,991           4,963        54,484     23,259
                                --------        -------        -------          ------      --------    -------
  Gross Profit...............     23,220         12,585          2,100           1,954        21,079      9,098
  Selling, general and
     administrative
     expenses................     19,605         10,029          1,909           1,315        17,413      7,290
  Nonrecurring charges(2)....      3,019             --             --              --            --         --
                                --------        -------        -------          ------      --------    -------
  Operating income...........        596          2,556            191             639         3,666      1,808
  Interest expense...........      2,741          1,762            292              78           389      1,213
  Other (income) expense.....        (84)          (312)           (69)             --           (39)       (75)
  Minority interest..........        (89)            32              6              --          (200)        (4)
                                --------        -------        -------          ------      --------    -------
  Income (loss) before income
     taxes and extraordinary
     item....................     (1,972)         1,074            (38)            561         3,516        674
  Provision (benefit) for
     income taxes............        162            669            (21)             24         1,499        324
                                --------        -------        -------          ------      --------    -------
  Income (loss) before
     extraordinary item......     (2,134)           405            (17)            537         2,017        350
  Write off of deferred
     financing costs, net of
     income tax benefit of
     $404....................        437             --             --              --            --        437
                                --------        -------        -------          ------      --------    -------
  Net income (loss)..........   $ (2,571)      $    405       $    (17)       $    537      $  2,017   $    (87)
                                ========        =======        =======          ======      ========    =======
  Income (loss) per share
     before extraordinary
     item....................   $  (0.29)      $   0.06                                     $   0.17   $   0.05
  Extraordinary item per
     share...................       0.06             --                                           --       0.06
                                --------        -------                                     --------    -------
  Net income (loss) per
     share...................   $  (0.35)      $   0.06                                     $   0.17   $  (0.01)
                                ========        =======                                     ========    =======
  Weighted average shares
     outstanding.............      7,311          6,467                                       12,212      6,466
BALANCE SHEET DATA (AT PERIOD
  END):
  Working capital............   $ 38,494       $  9,540       $  3,517        $    216      $ 29,385   $  9,818
  Total assets...............    113,298         44,997         16,965           5,240       133,508     61,830
  Long-term debt, excluding
     current portion.........      6,087         23,505          8,071             264        13,219     28,167
  Stockholders' equity (net
     capital deficiency).....     92,999         14,573          5,596           1,205        97,303     (1,995)

---------------
(1) Represents results of operations of Gatti LTC Services Inc., which was acquired by the Company on August 2, 1994.

(2) Represents (a) a noncash, nonrecurring charge of $2.5 million (with no tax benefit) related to (i) the sale of 310,208 shares of Common Stock of the Company to certain directors and officers at a price less than the initial public offering price of the Common Stock on November 13, 1996, and
    (ii) the conversion of options to purchase shares of common stock of certain subsidiaries into options to purchase 146,635 shares of Common Stock of the Company at a weighted average exercise price less than the initial public offering price of the Common Stock on November 13, 1996, (b) a charge of $0.3 million ($0.2 million net of tax) related to the termination of a professional services agreement with an affiliate of the Company's principal stockholder and (c) a charge of $0.2 million ($0.1 million net of tax) related to special bonuses paid to management in connection with the Company's initial public offering.

     Projected Financial Information. During the course of discussions between Parent, the Purchaser and the Company that led to the execution of the Merger Agreement (see Section 11), the Company provided Parent with certain projected financial data for the year ending December 31, 1997 relating to the Company (the "Projections").

     THE COMPANY DOES NOT, AS A MATTER OF COURSE, PUBLICLY DISCLOSE FORWARD-LOOKING INFORMATION (SUCH AS THE PROJECTIONS REFERRED TO ABOVE) AS TO FUTURE REVENUES, EARNINGS OR OTHER FINANCIAL INFORMATION. PROJECTIONS OF THIS TYPE ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, INDUSTRY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE PROJECTED. IN ADDITION, THESE PROJECTIONS WERE PREPARED BY THE COMPANY SOLELY FOR INTERNAL USE AND NOT FOR PUBLICATION OR WITH A VIEW TO COMPLYING WITH THE PUBLISHED GUIDELINES OF THE COMMISSION REGARDING PROJECTIONS OR WITH THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS GUIDE FOR PROSPECTIVE FINANCIAL STATEMENTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE FURNISHED TO PARENT. THE PROJECTIONS NECESSARILY MAKE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS, ACCESS TO MARKETS AND DISTRIBUTION CHANNELS, PRICING OF PHARMACEUTICAL PRODUCTS AND OTHER MATTERS, ALL OF WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND CONTINGENCIES AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ONE CANNOT PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE PROJECTIONS WILL BE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE PROJECTIONS. THE INCLUSION OF THIS FORWARD-LOOKING INFORMATION SHOULD NOT BE REGARDED AS FACT OR AN INDICATION THAT PARENT, THE PURCHASER, THE COMPANY OR ANYONE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE RESULTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF PARENT, THE PURCHASER OR THE COMPANY ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE PROJECTIONS AND THE COMPANY HAS MADE NO REPRESENTATION TO PARENT OR THE PURCHASER REGARDING THE PROJECTIONS.

     The following information has been excerpted from the materials presented by the Company to Parent and the Purchaser:

                         AMERICAN MEDSERVE CORPORATION
            MANAGEMENT PROJECTIONS FOR YEAR ENDING DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                  YEAR ENDING
                                                                                  ------------
                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                  ------------
Revenues........................................................................    $169,657
Cost of revenues................................................................     120,052
                                                                                    --------
Gross profit....................................................................      49,605
  Gross profit percentage.......................................................        29.2%
Operating expenses..............................................................      33,217
                                                                                    --------
  Operating expenses percentage.................................................        19.6%
EBITDA..........................................................................      16,388
Depreciation....................................................................       1,906
                                                                                    --------
EBITA...........................................................................      14,482
  EBITA percentage..............................................................         8.5%
Amortization....................................................................       2,393
                                                                                    --------
EBIT............................................................................      12,089
  EBIT percentage...............................................................         7.1%
Interest........................................................................       2,078
                                                                                    --------
Earnings before income taxes and minority interest..............................      10,012
Income taxes (benefit)..........................................................       4,381
Other income....................................................................         104
Minority interest...............................................................         161
Net income (loss)...............................................................       5,573
Average number of shares outstanding............................................      12,231
                                                                                    --------
Earnings per share, primary.....................................................    $   0.46

     Other Information. The Company is subject to the information filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be described in proxy statements distributed to the Company's Stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and should also be available for inspection and copying at prescribed rates at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     Except as otherwise noted in this Offer to Purchase, all of the information concerning the Company contained in this Offer to Purchase, including financial information, has been taken from or based upon publicly available documents and records on file with the Commission and other publicly available information. Although neither the Purchaser nor Parent has any knowledge that any such information is untrue, neither the Purchaser nor Parent nor the Dealer Manager takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred or may affect the significance or accuracy of such information.

9.  CERTAIN INFORMATION CONCERNING THE PURCHASER AND PARENT

     The Purchaser is a newly incorporated Delaware corporation and a wholly owned subsidiary of Parent. To date, the Purchaser has not conducted any business other than in connection with the Offer. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer. Because the Purchaser is a newly formed corporation and has minimal assets and capitalization, no meaningful financial information regarding the Purchaser is available.

     Parent was incorporated in Delaware on May 19, 1981 to conduct certain health care businesses contributed to it by W. R. Grace & Co. and Chemed Corporation, and in July 1981 public trading of Parent's common stock commenced. As part of a multi-year restructuring program undertaken in 1985, Parent, through a series of divestitures and acquisitions, redeployed all of its capital in the long-term pharmacy business. As a result, Parent is today a leading independent provider of pharmacy services to long-term care institutions such as nursing homes, retirement centers and other institutional health care facilities. Parent operates principally in one business segment, institutional pharmacy services for the long-term care market. Currently, Parent provides these services to approximately 361,400 residents in 4,400 nursing facilities located principally in the states of Alabama, Connecticut, Georgia, Illinois, Indiana, Kansas, Kentucky, Maine, Massachusetts, Michigan, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Oregon, Pennsylvania, Utah, Washington, West Virginia and Wisconsin. Parent does not make any export sales.

     The name, citizenship, business address, principal occupation or employment and five year employment history of each of the directors and executive officers of the Purchaser and Parent are set forth in Schedule I hereto. The principal executive offices of Parent and the Purchaser are located at 50 East RiverCenter Boulevard, Covington, Kentucky 41011.

     Set forth below is a summary of certain consolidated financial information with respect to Parent and its consolidated subsidiaries excerpted or derived from the information contained in or incorporated by reference in Parent's Annual Report on Form 10-K for the year ended December 31, 1996, as amended on Form 10-K/A on August 6, 1997 (the "Parent 10-K"), and Parent's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1997 (the "Parent 10-Q"), in each case, as filed with the Commission by Parent. More comprehensive financial information is included in or incorporated by reference in the Parent 10-K, the Parent 10-Q and other documents filed by Parent with the Commission, and the financial information summary set forth below is qualified in its entirety by reference to the Parent 10-K, the Parent 10-Q and such other documents and all the financial information and related notes contained therein.

                                 OMNICARE, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                    FISCAL YEAR ENDED                       SIX MONTHS ENDED
                                      ----------------------------------------------     -----------------------
                                      DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     JUNE 30,      JUNE 30,
                                          1996             1995             1994           1997          1996
                                      ------------     ------------     ------------     ---------     ---------
                                                                                               (UNAUDITED)
INCOME STATEMENT DATA: (A)
Sales...............................    $536,604         $399,636         $307,655       $384,668      $239,018
Net income..........................    $ 43,450(b)      $ 24,760(c)      $ 13,531(d)    $ 28,581 (e)  $ 18,525
Earnings per share data:
Primary:
Net income..........................    $    .64(b)      $    .47(c)      $    .30(d)    $    .36 (e)  $    .30
Fully diluted:
Net income..........................    $    .61(b)      $    .43(c)      $    .30(d)    $    .36 (e)  $    .28
Dividends per share.................    $    .06         $    .05         $  0.045       $   .035      $    .03

                                         AS OF            AS OF            AS OF           AS OF         AS OF
                                      DECEMBER 31,     DECEMBER 31,     DECEMBER 31,     JUNE 30,      JUNE 30,
                                          1996             1995             1994           1997          1996
                                      ------------     ------------     ------------     ---------     ---------
BALANCE SHEET DATA:
Working capital.....................    $329,002         $106,384         $125,550       $271,191      $394,642
Total assets........................     721,697          360,836          317,205        817,166       663,669
Long-term debt (f)..................       1,992           82,692           85,323          1,211        78,071
Stockholders' equity (g) (h)........     634,378          214,761          180,104        715,674       523,753

---------------
(a) The Company has had an active acquisition program in effect since 1989.

(b) Includes acquisition expenses related to the 1996 pooling-of-interests transaction of $690,000. Such expenses, on an after-tax basis, were $534,000, or $.01 per primary and fully diluted share. Net income, excluding these expenses, was $43,984,000, or $.65 per primary share ($.61 fully diluted).

(c) Includes acquisition expenses related to the 1995 Specialized pooling-of-interests transaction of $1,292,000. Such expenses, on an after-tax basis, were $989,000, or $.02 per primary share ($.01 fully diluted). Net income, excluding these expenses, was $25,749,000 or $.49 per primary share ($.44 fully diluted).

(d) Includes acquisition expenses related to the 1994 Evergreen pooling-of-interests transaction of $2,380,000. Such expenses, on an after-tax basis, were $1,860,000, or $.04 per primary share ($.03 fully diluted). Net income, excluding these expenses, was $15,391,000, or $.34 per primary share ($.33 fully diluted).

(e) Includes acquisition expenses related to the 1997 pooling-of-interests transactions of $1,671,000. Such expenses, on an after tax basis, were $1,429,000, or $.02 per primary and fully diluted share. Net income, excluding these expenses, was $30,010,000, or $.38 per primary and fully diluted share.

(f) In 1993, the Company issued $80.5 million of Convertible Subordinated Notes due 2003 ("Notes"). In 1996, all of the remaining Notes were converted into common stock.

(g) In 1994, the Company sold 6,494,964 shares of common stock, in a public offering, resulting in net proceeds of $59,211,000.

(h) In 1996, the Company sold 5,750,000 (pre-1996 stock split) shares of its common stock in a public offering, resulting in net proceeds of $279,159,000.

     Parent is subject to the informational filing requirements of the Exchange Act and is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Information, as of particular dates, concerning Parent's directors and officers, their remuneration, the principal holders of Parent's securities and any material interest of such persons in transactions with Parent is required to be described in periodic statements filed with the Commission. Such reports and other information, including the Parent 10-K and the Parent 10-Q, may be inspected and copies may be obtained from the offices of the Commission in the same manner as set forth in Section 8.

     Except as set forth in this Offer to Purchase, none of Parent, the Purchaser or any of their affiliates (collectively, the "Purchaser Entities"), nor, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, none of the Purchaser Entities, nor, to the best knowledge of any of the Purchaser Entities, any of the persons listed on Schedule I, has had any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between the Purchaser Entities, or their respective subsidiaries or, to the best knowledge of any of the Purchaser Entities, any of the persons listed on
Schedule I, and the Company or its affiliates, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Except as set forth in this Offer to Purchase, during the last five years, none of the Purchaser Entities, nor, to the best knowledge of any of the Purchaser Entities, any of the persons listed in Schedule I hereto, (i) has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Except as set forth in this Offer to Purchase, none of the Purchaser Entities, nor, to the best knowledge of the Purchaser Entities, any of the persons listed on Schedule I hereto, beneficially owns any equity securities of the Company. Except as set forth in this Offer to Purchase, none of the Purchaser Entities, nor, to the best knowledge of the Purchaser Entities, any of the persons listed on Schedule I, beneficially owns any Shares or has effected any transaction in such equity securities during the past 60 days.

10.  SOURCE AND AMOUNTS OF FUNDS

     The offer is not conditioned upon any financing arrangements. The total amount of funds required by the Purchaser to consummate the Offer and the Merger is expected to be approximately $222.6 million, which amount excludes related fees and expenses. Purchaser expects to obtain these funds in the form of capital contributions and/or loans from Parent. Parent expects to fund the capital contributions and/or loans provided to Purchaser from existing cash balances and/or from an existing credit facility.

11.  BACKGROUND OF THE OFFER

     In the past, Parent reviewed certain properties currently owned by the Company in connection with Parent's consideration of purchasing such properties prior to the Company's acquisition of such properties. In June, 1997, representatives of DLJ contacted Joel F. Gemunder, President of Parent, to inquire as to Parent's interest in pursuing a transaction with the Company. Parent indicated such an interest and entered into a confidentiality agreement with the Company on June 4, 1997, which provided, among other things, that Parent would treat confidentially certain information to be provided to it concerning the Company. On June 12, 1997, DLJ sent a preliminary bid request letter to Parent.

     Parent engaged Credit Suisse First Boston to serve as its financial advisor in connection with the potential acquisition of the Company. On June 18, 1997, Parent submitted a written proposal to acquire the Company at a price range of $17.00-$19.00 per share, payable in cash. Parent then received an initial draft of the proposed Merger Agreement together with a letter from DLJ inviting Parent to submit a final proposal for the acquisition of the Company.

     On June 30, 1997, Parent and its advisors met with advisors of the Company and DLJ and conducted a preliminary review of certain non-public information. During the period from June 30, 1997 through July 9, 1997, Parent and its advisors continued a review of the Company's business, financial results and related data. From

July 2, 1997, through July 9, 1997, Parent, Parent's advisors, the Company's senior management and the Company's advisors engaged in various discussions regarding the business of the Company.

     On July 10, 1997, Parent submitted, along with a proposed Merger Agreement, a written offer to acquire the Company at a price of $17.75 per Share, subject to certain conditions, but not subject to a financing condition. On July 11, 1997, DLJ informed Parent that it was one of the final bidders and invited the Company to submit a revised offer. On July 15, 1997, Parent submitted a revised written offer at a price of $18.00 per Share. Shortly thereafter, DLJ informed Credit Suisse First Boston that Parent had been selected by the Company to attempt to consummate an acquisition of the Company.

     During the period from July 18, 1997 through August 7, 1997, Parent, Parent's advisors, the Company's senior management and the Company's advisors negotiated the terms of the Merger Agreement. After approval of such Merger Agreement by the Board of Directors of Parent, on August 7, 1997, the Board of Directors of the Company met and approved the proposed transaction and the Merger Agreement.

     The Merger Agreement was executed on August 7, 1997. Prior to the commencement of trading on August 8, 1997, each of the Company and Parent issued a press release regarding the execution of the Merger Agreement.

12.  PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; PROPOSED MERGER

     Purpose of the Offer. The purpose of the Offer is for Parent, through the Purchaser, to acquire control of the Board of Directors of, and the entire equity interest in, the Company. The Purchaser intends to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public Stockholders to Parent and to provide Stockholders with cash for all their Shares.

     THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OR A SOLICITATION OF CALLS FOR A SPECIAL MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WHICH PARENT OR THE PURCHASER MIGHT MAKE WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY OR SOLICITATION MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(A) OF THE EXCHANGE ACT, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER.

     Plans for the Company. Except as otherwise set forth in this Offer to Purchase, it is expected that, initially following the Merger, the business and operations of the Company will be continued by the Surviving Corporation substantially as they are being conducted. Initially upon consummation of the Merger (the "Effective Time"), the directors of the Purchaser will be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time will be the officers of the Surviving Corporation.

     Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger, and will take such actions as it deems appropriate under the circumstances then existing. Parent intends to seek additional information about the Company during this period. Thereafter, Parent intends to review such information as part of a comprehensive review of the Company's business, operations, capitalization and management with a view to optimizing the Company's potential in conjunction with the business of Parent.

     Except as described in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would relate to or would result in (i) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries,
(ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any other material change in the Company's corporate structure or business, (iv) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (v) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act.

  Proposed Merger.

     The Merger Agreement. The following is a summary of certain provisions of the Merger Agreement, a copy of which has been filed as an exhibit to the
Schedule 14D-1 filed by the Purchaser with the Commission and is available for copying and inspection at the Commission in the manner set forth in Section 8. Such summary is qualified in its entirety by reference to the Merger Agreement.

     The Offer. The Merger Agreement provides for the making of the Offer by the Purchaser. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions that are described in Section 14. The Purchaser has agreed that, without the written consent of the Company, Purchaser shall not amend or waive the Minimum Condition or decrease the Offer Price or the number of Shares sought in the Offer or amend any other condition of the Offer in any manner adverse to the Stockholders. If, immediately prior to the Expiration Date of the Offer, the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares but more than 80% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed seven business day, notwithstanding that all conditions to the Offer are satisfied as of such date.

     The Merger. The Merger Agreement provides that, following the purchase of Shares pursuant to the Offer, and if required by applicable law in order to consummate the Merger, the approval of the Merger Agreement by the Stockholders of the Company and the satisfaction or waiver of the other conditions to the Merger, the Purchaser will be merged with and into the Company. The Merger shall become effective at such time as a certificate of merger is filed with the Secretary of State of the State of Delaware, or at such later time as is specified in such certificate of merger. As a result of the Merger, all of the properties, rights, privileges, immunities, powers and franchises of the Company and the Purchaser shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and the Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     The Merger Agreement provides that the certificate of incorporation of the Purchaser at the Effective Time will be the certificate of incorporation of the Surviving Corporation. The by-laws of the Purchaser at the Effective Time will be the by-laws of the Surviving Corporation. The Merger Agreement also provides that the initial directors of the Purchaser at the Effective Time will be the directors of the Surviving Corporation and the initial officers of the Company at the Effective Time will be the officers of the Surviving Corporation.

     Conversion of Securities. At the Effective Time, (i) each issued and outstanding Share held in the treasury of the Company, by Parent, the Purchaser or any other wholly owned subsidiary of Parent shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; (ii) each share of common stock of the Purchaser then issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation; and (iii) each Share issued and outstanding immediately prior to the Effective Time shall, except as otherwise provided in (i) above and except for Shares held by any Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such Shares in accordance with Section 262 of the DGCL, be converted into the right to receive $18.00 in cash or any higher price per Share that may be paid pursuant to the Offer, without interest.

     Dissenting Shares. Shares that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the "Dissenting Shares"), shall not be converted into or represent the right to receive the Merger Consideration. Such Shares instead will, from and after the Effective Time, represent only the right to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by Stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in the Merger Agreement, of the Certificate or Certificates that, immediately prior to the Effective Time, evidenced such Shares.

     Options. The Merger Agreement provides that on the Expiration Date, immediately prior to the acceptance for payment of Shares pursuant to the Offer, each outstanding employee stock option to purchase Shares (a "Company Option") granted under any stock option or compensation plan or arrangement of the Company or its subsidiaries (collectively, the "Option Plan"), shall be surrendered to the Company and shall be forthwith canceled and the Company shall pay to each holder of a Company Option, by check, an amount equal to (i) the product of the number of the Shares which are issuable upon exercise of such Company Option, multiplied by the Offer Price, less (ii) the aggregate exercise price of such Company Option. Except as may be otherwise agreed to by Parent or the Purchaser and the Company, the Company's Option Plan shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the Effective Time and no holder of Company Options or any participant in the Option Plan or any other plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     Recommendation. The Board of Directors has unanimously (i) determined that the terms of the Offer and the Merger are fair, to and in the best interests of, the Stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (iii) resolved to recommend that the Stockholders accept the Offer, tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended, if, in the opinion of the Board of Directors, after receipt of advice from outside legal counsel, failure to withdraw, modify or amend such recommendation would reasonably be expected to result in the Board of Directors violating its fiduciary duties to the Company's shareholders under applicable law and the Company pays the fees and expenses required by the Merger Agreement.

     Stockholders' Meeting. The Merger Agreement provides that the Company shall, if required in accordance with applicable law, in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its Stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby. If required by applicable law, the Company will file with the Commission a proxy statement including the recommendation of the Board of Directors that the Stockholders vote in favor of the approval of the Merger Agreement and the transactions contemplated thereby. The Company agrees to respond promptly to all Commission comments with respect to the proxy statement and to cause the proxy statement to be mailed to the Stockholders at the earliest practicable time.

     Notwithstanding the preceding paragraph, in the event that Parent, the Purchaser and any other subsidiaries of Parent shall acquire in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the Company has agreed, at the request of Parent, to take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after such acquisition, without a meeting of Stockholders, in accordance with Section 253 of the DGCL.

     Representation on the Board of Directors. Promptly upon the purchase of and payment for any Shares by Parent or any of its subsidiaries which represents at least a majority of the outstanding Shares, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of the Purchaser, promptly increase the size of its Board of Directors or exercise its best efforts to secure the resignations of such number of directors, or both, as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board. In the event that Parent's designees are elected to the Company's Board of Directors, until the Effective Time, the Company's Board shall have at least two directors who are directors on the date of the Merger Agreement (the "Independent Directors");

provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of the Merger Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or the Purchaser and such persons shall be deemed to be Independent Directors for purposes of the Merger Agreement. In the event that Parent's designees are elected to the Company's Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate the Merger Agreement by the Company or (b) exercise or waive any of the Company's rights, benefits or remedies thereunder.

     Interim Operations of the Company. Pursuant to the Merger Agreement, the Company has covenanted and agreed that, except as otherwise expressly provided in the Merger Agreement or as agreed in writing by the Parent, during the period from the date of the Merger Agreement until such time as directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company (a) the business of the Company and its subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practice and, to the extent consistent therewith, each of the Company and its subsidiaries shall use its reasonable efforts to preserve its business organizations and business organizations of its subsidiaries intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, (b) the Company will not directly or indirectly
(i) except upon exercise of employee stock options, pursuant to which up to 517,117 Shares may be issued, outstanding on the date of the Merger Agreement, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its subsidiaries beneficially owned by it, (ii) amend its certificate of incorporation or by-laws or similar organizational documents, or (iii) split, subdivide, combine or reclassify the outstanding Shares or preferred stock or any outstanding capital stock of any of the subsidiaries of the Company, (c) neither the Company nor any of its subsidiaries shall (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by subsidiaries of the Company to the Company or any of its wholly owned subsidiaries in the ordinary course of business, (ii) issue, sell, pledge, grant, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares reserved for issuance on the date hereof pursuant to the exercise of employee stock options outstanding on the date of the Merger Agreement pursuant to which up to 517,117 shares may be issued, (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock, (d) neither the Company nor any of its subsidiaries shall (i) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any of its executive officers or employees, enter into any contract or other binding commitment in respect of any such increase with any of its directors, officers or other employees or any director, officer or other employee of its subsidiaries, and not establish, adopt, enter into, make any new grants or awards under or amend, any collective bargaining agreement; (ii)(A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under an existing, bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement, or (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its subsidiaries; provided however, that (i) prior to consummation of the Offer, the Company may enter into severance agreements with certain individuals set forth in the Company Disclosure Schedule (the "Designated Employees") in the form as approved by the Company's Board of Directors, (ii) the aggregate cost of payments and benefits provided to the Designated Employees pursuant to the terms of such severance agreements (unless otherwise amended with the written consent of, or at the written direction of, Parent or Purchaser) shall not exceed $2,000,000 in the aggregate, and (iii) with respect to the severance plan described in the Company Disclosure Schedule that covers individuals other than the Designated Employees (the "Nondesignated Employees"): (a) the implementation of such plan and the entering into of agreements with Nondesignated Employees shall be subject to the prior written consent of the Purchaser, which consent shall not be unreasonably withheld (with reasonableness to be determined based upon Purchaser's reasonable business objectives and consistent with Purchaser's past practice), and (b) the aggregate cost of payments and benefits provided to the Nondesignated Employees pursuant to the terms of such severance agreements (unless otherwise amended with the written consent of, or at the written direction of, Parent or Purchaser) shall not exceed $1,000,000 in the aggregate; (e) neither the Company nor any of its subsidiaries shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be canceled or terminated except in the ordinary course of business and consistent with past practice; (f) neither the Company nor any of its subsidiaries shall enter into any contract or transaction relating to the purchase of assets that exceed $1,000,000 in the aggregate; (g) neither the Company nor any of its subsidiaries shall change any of the accounting methods used by it unless required by GAAP, neither the Company nor any of its subsidiaries shall make any material tax election except in the ordinary course of business consistent with past practice, change any material tax election already made, adopt any material tax accounting method except in the ordinary course of business consistent with past practice, change any material tax accounting method unless required by GAAP, enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment, (h) neither the Company nor any of its subsidiaries shall (i) incur or assume any long-term debt, (ii) except in the ordinary course of business and consistent with past practice and in an aggregate amount not to exceed $3,000,000, incur or assume any short-term indebtedness, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iv) make any loans, advances or capital contributions to, or investment in, any other person (other than to wholly owned subsidiaries of the Company), (v) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets), or (vi) modify, amend or terminate any of its material contracts or waive, release or assign any material rights, (i) neither the Company nor any of its subsidiaries shall settle or compromise any claim, lawsuit, liability or obligation, and neither the Company nor any of its subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligation, (x) to the extent reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries, (y) incurred in the ordinary course of business and consistent with past practice or
(z) which are legally required to be paid, discharged or satisfied, (j) neither the Company nor any of its subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time, (k) except as otherwise required by the fiduciary duties of the board to the Stockholders under applicable law, neither the Company nor any of its subsidiaries will take any action with the intent of causing any of the conditions to the Offer not to be satisfied, and (l) except as otherwise required by the fiduciary duties of the board to the Stockholders under applicable law, neither the Company nor any of its subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Other Agreements of Parent, the Purchaser and the Company. The Merger Agreement provides that neither the Company nor any of its subsidiaries shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent and any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its subsidiaries or any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company (an "Acquisition Proposal"), except that the Merger Agreement does not prohibit the Company or the Company's Board from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as described below, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. The Merger Agreement provides that the Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. The Merger Agreement provides that notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning the Company and its subsidiaries to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (x) such entity or group has submitted a bona fide written proposal to the Company relating to any such transaction which the Board determines in good faith, after consulting with a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and (y) in the opinion of the Board of Directors of the Company, only after receipt of advice from outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would reasonably be expected to cause the Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). The Merger Agreement provides that the Company will immediately notify Parent of the existence of any proposal or inquiry received by the Company, the identity of the party making such proposal or inquiry, and the terms (both initial and modified) of any such proposal or inquiry (and will disclose any written materials delivered in connection therewith) and the Company will keep Parent reasonably informed of the status (including amendments or proposed amendments) of any such proposal or inquiry. The Merger Agreement provides that the Company will promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent. The Merger Agreement provides that at any time following notification to Parent of the Company's intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if the Company has otherwise complied with the terms of the foregoing, the Board of Directors may withdraw or modify its approval or recommendation of the Offer and may enter into an agreement with respect to a Superior Proposal, provided it shall (i) take no such action unless it shall notify Parent promptly of its intention, and in no event shall such notice be given less than two business days prior to the earlier of the public announcement of such withdrawal or modification of its recommendation or the Company's termination of the Merger Agreement, and (ii) concurrently with entering into such agreement pay or cause to be paid to Parent the Break-Up Amount (as defined below) plus any amount payable at the time for reimbursement of expenses pursuant to the Merger Agreement. If the Company shall have notified Parent of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence and has otherwise complied with such sentence, the Company may enter into an agreement with respect to such Superior Proposal.

     From the date of the Merger Agreement, upon reasonable notice, the Company shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the time that the directors of the Purchaser have been elected to, and shall constitute a majority of the Board of Directors of the Company, (the "Appointment Date"), to all its properties, employees, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. After the Appointment Date, the Company shall provide Parent and such persons as Parent shall designate with all such information, at such time as Parent shall request.

     Unless otherwise required by law and until the Appointment Date, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of a letter agreement dated June 4, 1997, between the Company and the Parent.

     Pursuant to the Merger Agreement, for five years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries, determined as of the Effective Time (each an

"Indemnified Party") against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected only upon receipt of the written consent of the Parent or the Surviving Corporation which consent shall not unreasonably be withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent required under applicable Delaware law, the terms of the Company's certificate of incorporation or bylaws, as in effect at the date of the Merger Agreement, and the terms of any indemnification agreement entered into with the Company prior to the date of the Merger Agreement; provided, that in the event any claim or claims are asserted or made within such five-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims. Parent or the Surviving Corporation shall maintain the Company's existing officers and directors' liability insurance ("D&O Insurance") for a period of not less than three years after the Effective Time; provided, that the Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, if the existing D&O Insurance expires, is terminated or canceled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance; provided, further, however, that in no event shall Parent, the Surviving Corporation or the Company be required to pay aggregate premiums for insurance in excess of 150% of the aggregate premiums paid by the Company in 1996 on an annualized basis for such purpose (the "1996 Premium"); and provided, further, that if the Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this sentence for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the 1996 Premium.

     The Merger Agreement provides that the Company, the Purchaser and Parent will each use all reasonable efforts to consummate and make effective the transactions contemplated by the Merger Agreement as soon as practicable.

     Representations and Warranties. The Merger Agreement contains various customary representations and warranties made by the Company to Parent and the Purchaser including, but not limited to, representations and warranties relating to the Company's organization and qualification, its capitalization, its authority to enter into the Merger Agreement and to carry out the related transactions, the absence of conflicts with applicable laws and existing obligations of the Company and its subsidiaries, financial statements of the Company, compliance with applicable law, filings made by the Company with the Commission under the Securities Act or the Exchange Act, undisclosed liabilities, certain changes or events concerning its businesses, litigation, employee benefits and labor matters, tax matters, intellectual property, environmental matters, disclosure documents filed with the Commission in connection with the Offer and the Merger, brokerage fees and commissions and other fees, certain business practices, insurance and product warranties.

     The Merger Agreement contains various customary representations and warranties made by Parent and the Purchaser to the Company, including, but not limited to, representations and warranties relating to Parent's and the Purchaser's organization and qualification, their authority to enter into the Merger Agreement and to carry out the related transactions, the absence of conflicts with applicable laws and existing obligations of Parent and the Purchaser, certain information provided to the Company by Parent and the Purchaser for inclusion in disclosure documents filed with the Commission in connection with the Offer and Merger and the financing of the Offer and Merger.

     Conditions to the Merger. The obligations of each of Parent, the Purchaser and the Company to effect the Merger are subject to the satisfaction of certain conditions, including that (a) the Merger Agreement shall have been adopted and the Merger shall have been approved by the requisite vote of the holders of the Shares, if required by applicable law, in order to consummate the Merger, (b) no federal or state governmental or regulatory body or court of competent jurisdiction shall have enacted, issued, promulgated or enforced any statute, rule, regulation, executive order, decree, judgment, preliminary or permanent injunction or other order that is in effect and that prohibits, enjoins or otherwise restrains the consummation of the Merger; provided, however, that the parties shall use all commercially reasonable efforts to cause any such decree, judgment, injunction or order to be vacated or lifted, (c) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer, except that this condition shall not apply if Parent, the Purchaser or their affiliates shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under the Merger Agreement, and (d) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

     The obligation of the Parent and Purchaser and the Company to effect the Merger is also subject to the satisfaction or waiver of the condition that all representations and warranties made by the Company or Parent and Purchaser, respectively, in the Merger Agreement shall be true and correct on and as of the Effective Time, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in any event, change or effect that has, or is reasonably likely to have, a material adverse effect
(A) on the condition (financial or otherwise), business, assets, liabilities, results of operations or cash flows of the Company and its subsidiaries or Parent and its subsidiaries, respectively, taken as a whole, or (B) on the ability of the Company or the ability of Parent or the Purchaser to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement.

     Termination. The Merger Agreement may be terminated, (a) by the mutual written consent of Parent and the Company, (b) by either of the Company or Parent (i) if the Offer shall have expired without any Shares being purchased therein; provided, however, that the right to terminate the Merger Agreement under this clause (b)(i) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date, (ii) if any court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties to the Merger Agreement shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the consummation of the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable, or (iii) if the Offer has not been consummated prior to October 5, 1997; provided, that the right to terminate the Merger Agreement under this clause (b)(iii) shall not be available to any party whose misrepresentation in the Merger Agreement or whose failure to perform any of its covenants and agreements or to satisfy any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase Shares pursuant to the Offer on or prior to such date, (c) by the Company (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (c)(i) if the Company is at such time in breach of its obligations under the Merger Agreement such as to cause a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, results of operations or cash flows of the Company and its subsidiaries, taken as a whole, or on the ability of the Company to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement (a "Company Material Adverse Effect"), (ii) in connection with entering into an agreement with respect to a Superior Proposal, provided it has complied with all provisions relating thereto contained in the Merger Agreement, including the notice provisions, and that it makes simultaneous payment of the Break-Up Amount (as defined below), or (iii) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which is not cured, in all material respects, within 30 days after the giving of written notice by the Company to Parent or the Purchaser, as applicable, (d) by Parent (i) if either Parent or the Purchaser is entitled to terminate the Offer as a result of (A) the Board of Directors of the Company or any committee thereof having modified in a manner adverse to Parent or the Purchaser or withdrawn its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal, (B) the Company entering into any agreement with respect to any Superior Proposal in accordance with the terms of the Merger Agreement, or (C) the Board of Directors of the Company resolving to do any of the foregoing, (ii) if the Offer is not commenced as a result of actions or inaction by the Company that result in the failure of a condition specified in Section 14 hereof or the Offer is terminated or expires as a result of the failure of a condition specified in Section 14 hereof, unless such termination or expiration has been caused by or resulted from the failure of Parent or Purchaser to perform any covenants and agreements of Parent or Purchaser contained in the Merger Agreement, or (iii) if (A) the Company shall have breached in any respect any of its representations or warranties contained in the Merger Agreement, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Company Material Adverse Effect or (B) the Company shall have breached or failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement, other than, any breach or failure which would not have, either individually or in the aggregate, a Company Material Adverse Effect (in each of cases (A) and (B), which breach or failure has not been cured within thirty (30) days following receipt of written notice thereof by Parent specifying in reasonable detail the basis of such alleged breach or failure.

     Termination Fee. If (i) the Company terminates the Merger Agreement in connection with entering into an agreement with respect to a Superior Proposal,
(ii) Parent terminates the Merger Agreement as a result of (A) the Board of Directors of the Company or any committee thereof having modified in a manner adverse to Parent or the Purchaser or withdrawn its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal, (B) the Company entering into any agreement with respect to any Superior Proposal in accordance with the terms of the Merger Agreement, or (C) the Board of Directors of the Company resolving to do any of the foregoing, or (iii) either the Company or Parent terminates the Merger Agreement if the Offer shall have expired without any Shares being purchased therein (provided, however, that such right to terminate is not available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date) and (1) prior to such termination there shall have been publicly announced another Acquisition Proposal or (2) the Company shall have entered into a definitive agreement relating to an Acquisition Proposal or a business combination or other transaction contemplated by an Acquisition Proposal shall have been consummated in either case prior to or within six months following such termination, then the Company agrees that it will immediately thereafter pay to Parent in same day funds, an amount (the "Break-Up Amount") equal to $6,700,000.

     Pursuant to the Merger Agreement, in the event of the termination of the Merger Agreement, the Merger Agreement will become null and void and have no further force or effect, without any liability on the part of any party or its affiliates, directors, officers, agents or representatives, other than (a) certain provisions of the Merger Agreement relating to the termination fee, expenses of the parties and confidentiality of information, publicity and effect of termination and (b) to the extent that such termination results from the breach by such party of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, provided, however, that a party's damages for any such breach shall be limited to such party's actual damages and neither party shall be entitled to seek consequential or special damages for any such breach.

     Costs and Expenses. Except as discussed above, the Merger Agreement provides that all costs and expenses incurred in connection with the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement shall be paid by the party incurring such costs and expenses.

     Amendment and Waivers. Subject to applicable law, the Merger Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated by the Merger Agreement, by written agreement of the Parent and Purchaser and the Company, by action taken by their respective Boards of Directors, at any time prior to the date of the closing of the Merger with respect to any of the terms contained therein; provided, however, that after the approval of the Merger Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

13.  DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that neither the Company nor its subsidiaries shall, after the date of the execution and delivery of the Merger Agreement and until the Appointment Date, declare, set aside, or pay any dividend in cash, stock or property with respect to its capital stock other than dividends paid by subsidiaries of the Company to the Company or any of its wholly owned subsidiaries in the ordinary course of business or issue, sell, pledge, grant, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of company options outstanding on the date of the Merger Agreement, pursuant to which up to 517,117 Shares may be issued.

14.  CERTAIN CONDITIONS TO THE OFFER

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) the Minimum Condition has not been satisfied, (ii) any applicable waiting period for the Offer under the HSR Act has not expired, or (iii) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares, any of the following events shall have occurred:

          (a) there shall be threatened, instituted, or pending any suit, action or proceeding by, or before any court, arbitrator, tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (collectively, a "Governmental Entity") against the Purchaser, Parent, the Company or any subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or the Purchaser any material damages, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by them on all matters properly presented to the Company's stockholders, or (v) which otherwise is reasonably likely to have a material adverse effect (A) on the condition (financial or otherwise), business, assets, liabilities, results of operations or cash flows of the Company or its subsidiaries, taken as a whole, or (B) on the ability of the Company to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement (a "Company Material Adverse Effect");

          (b) there shall be any action taken by a Governmental Entity or any statute, rule, regulation, judgment, administrative interpretation, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, to the Company, Parent, Purchaser, the Offer or the Merger, or any other action shall be taken by any Governmental Entity that is reasonably expected to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) there shall have occurred any other event, change or effect after the date of the Merger Agreement which, either individually or in the aggregate, would have, or be reasonably likely to have, a Company Material Adverse Effect;

          (d) (i) the Board of Directors of the Company or any committee thereof shall have modified in a manner adverse to Parent or the Purchaser or withdrawn its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal, (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with the Merger Agreement or (iii) the Board of Directors of the Company resolves to do any of the foregoing;

          (e) the representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Company Material Adverse Effect;

          (f) the Company shall have breached or failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement other than any breach or failure which would not have, either individually or in the aggregate, a Company Material Adverse Effect (which breach or failure has not been cured within thirty (30) days following receipt of written notice thereof by Parent specifying in reasonable detail the basis of such alleged breach or failure);

          (g) any person entity or "group" (as such term is used in Section 13(d)(3) of the Exchange Act) other than Parent or any of its affiliates acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 30% of the outstanding Shares of the Company;

          (h) the Merger Agreement shall have been terminated in accordance with its terms, which, in the sole judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares; or

          (i) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States, (iii) the commencement of a war, material armed hostilities or any other material international or national calamity involving the United States, (iv) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof, or (v) any decline, measured from the date of the Merger Agreement, in the Standard and Poor's 500 Index by an amount in excess of 25%.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted or waived by Parent or the Purchaser regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or the Purchaser not in violation of the Merger Agreement) and may be asserted or waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15.  CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     Except as described in this Section 15, based on a review of publicly available filings by the Company with the Commission and other publicly available information concerning the Company, neither Parent nor the Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchaser pursuant to the Offer, the Merger or otherwise or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, Parent and the Purchaser currently contemplate that it will be sought. While the Purchaser does not currently intend to delay the acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that adverse consequences might not result to the business of the Company or the Purchaser or Parent or that certain parts of the business of the Company or the Purchaser or Parent might not have to be disposed of in the event that such approvals were not obtained or any other actions were not taken. The Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions, including conditions relating to the legal matters discussed in this
Section 15. See Section 14.

     State Takeover Statutes. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or places of business in those states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders; provided that the laws were applicable only under certain conditions.

     Section 203 of the DGCL prohibits business combination transactions involving a Delaware corporation and an "interested stockholder" (defined generally as any person that directly or indirectly beneficially owns 15% or more of the outstanding voting stock of the subject corporation) for three years following the date such person became an "interested stockholder," unless certain exceptions apply, including that before such person became an interested stockholder the board of directors of the subject corporation approved the transaction in which such person became an interested stockholder or approved the business combination. Since the Board, at the special meeting held on August 7, 1997, approved the Merger Agreement and the transactions contemplated thereby, Section 203 is inapplicable to Parent and the Purchaser in connection with the Offer and the Merger.

     The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted "takeover" statutes. The Purchaser does not know whether any of these statutes will, by their terms, apply to the Offer, and has not complied with any such statutes. To the extent that certain provisions of these statutes purport to apply to the Offer, the Purchaser believes that there are reasonable bases for contesting such statutes. If any person should seek to apply any state takeover statute, the Purchaser would take such action as then appears desirable, which action may include challenging the validity or applicability of any such statute in appropriate court proceedings. If it is asserted that one or more takeover statutes apply to the Offer, and it is not determined by an appropriate court that such statute or statutes do not apply or are invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities, and the Purchaser might be unable to purchase or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for payment or pay for Shares tendered.

     Antitrust. The Offer and the acquisition of Shares pursuant to the Merger Agreement are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission ("FTC") and certain waiting period requirements have been satisfied. Parent intends to file on or before August 18, 1997, a Notification and Report Form with respect to the Offer.

     Under the provisions of the HSR Act applicable to the Offer, the purchase of Shares pursuant to the Offer and the Merger may not be consummated until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, in the event such filing is made on August 18, 1997, the waiting period with respect to the Offer will expire at 11:59 p.m., New York City time, on September 2, 1997, unless the Antitrust Division and the FTC terminate the waiting period or Parent receives a request for additional information or documentary material prior thereto. If, within such 15-day waiting period, either the Antitrust Division or the FTC requests additional information or material from Parent concerning the Offer, the waiting period will be extended and would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     No separate HSR Act waiting period requirements with respect to the Merger Agreement will apply, so long as the 15-day waiting period expires or is terminated. Thus, all Shares may be acquired pursuant to the Offer upon the expiration or termination of the 15-day waiting period or the tenth calendar day after the date of substantial compliance with a request for additional information.

     The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger Agreement. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries, or the Company or its subsidiaries. Private parties and state attorneys general may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. If the Merger is consummated, Stockholders of the Company would have the right to dissent and demand appraisal of their Shares under the DGCL. Under the DGCL, dissenting Stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of such merger or similar business combination) and to receive payment of such fair value in cash. In addition, such dissenting Stockholders would be entitled to receive payment of a fair rate of interest from the date of consummation of the Merger on the amount determined to be the fair value of their Shares. Any such judicial determination of the fair value of the Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in an appraisal proceeding. Stockholders should recognize that the value so determined could be higher or lower or the same as the price per Share paid pursuant to the Offer or the consideration per Share in the Merger.

16.  FEES AND EXPENSES

     Parent and the Purchaser have engaged Credit Suisse First Boston as the Dealer Manager in connection with the Offer. Parent has agreed to pay Credit Suisse First Boston a fee of $1.5 million that will be payable to Credit Suisse First Boston upon the closing of any acquisition of the Company by Parent. Parent and the Purchaser also have agreed to indemnify Credit Suisse First Boston against certain liabilities and expenses, including certain liabilities under the federal securities laws.

     The Purchaser has retained D.F. King & Co., Inc. to act as the Information Agent and First Chicago Trust Company of New York to act as the Depositary in connection with the Offer. The Information Agent may contact by mail, telephone, telex, facsimile, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer material to beneficial owners. The Information Agent and Depositary each will receive reasonable and customary compensation for their services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

     Neither the Purchaser nor Parent will pay any fees or commissions to any broker or dealer or other persons for soliciting tenders of Shares pursuant to the Offer (other than the fees of the Dealer Manager and the Information Agent). Brokers, dealers, commercial banks and trust companies will be reimbursed by the Purchaser for reasonable expenses incurred by them in forwarding material to their customers.

17.  MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) Stockholders in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Neither the Purchaser nor Parent is aware of any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. To the extent the Purchaser or Parent becomes aware of any state law that would limit the class of offerers in the Offer, the Purchaser will amend the Offer and, depending on the timing of such amendment, if any, will extend the Offer to provide adequate dissemination of such information to such Stockholders prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR PARENT NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser has filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 8 (except they will not be available at the regional offices of the Commission).

                                          OMNICARE ACQUISITION CORP.

August 14, 1997

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                          OF PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Parent. Parent directly owns 100% of the equity interest in the Purchaser. Unless otherwise indicated, each person identified below is employed by Parent. The principal business address of Parent and, unless otherwise indicated, the business address of each person identified below, is 50 East RiverCenter Boulevard, Covington, Kentucky 41011. Directors are identified by an asterisk. All persons identified below are United States citizens.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR
              NAME                 EMPLOYMENT HISTORY
---------------------------------  ----------------------------------------------------------
EDWARD L. HUTTON*................
Director since 1981
Age: 78                            Mr. Hutton is Chairman of Parent and has held this
                                   position since May 1981. Additionally, he is Chairman and
                                   Chief Executive Officer and a director of Chemed
                                   Corporation, Cincinnati, Ohio (a diversified public
                                   corporation with interests in plumbing and drain cleaning
                                   services, janitorial supplies and health care services)
                                   (hereinafter "Chemed") and has held these positions since
                                   November 1993 and April 1970, respectively. Previously, he was President and Chief Executive Officer of Chemed,
                                   positions he had held from April 1970 to November 1993. He is also Chairman and a director of National Sanitary
                                   Supply Company, Cincinnati, Ohio (sanitary and maintenance supplies distributor) (hereinafter "National Sanitary").
                                   Mr. Hutton is the father of Thomas C. Hutton, who is a
                                   director of the Parent.
JOEL F. GEMUNDER*................
Director since 1981
Age: 58                            Mr. Gemunder is President of Parent and has held this
                                   position since May 1981. From January 1981 until July
                                   1981, he served as Chief Executive Officer of the
                                   partnership organized as a predecessor to Parent for the
                                   purpose of owning and operating certain health care
                                   businesses of Chemed and Daylin, Inc., each then a
                                   subsidiary of W.R. Grace & Co. Mr. Gemunder was an
                                   Executive Vice President of Chemed and Group Executive of
                                   its Health Care Group from May 1981 through July 1981 and
                                   a Vice President of Chemed from 1977 until May 1981. Mr.
                                   Gemunder is a director of Chemed.

RONALD K. BAUR*..................
Director since 1994
Age: 56                            Mr. Baur is Regional Vice President-Operations of Parent,
                                   a position he has held since February 1994. Previously, he was Regional Vice President-Operations of Parent's
                                   Pharmacy Services Group (a group of subsidiaries engaged
                                   in providing pharmacy services to long-term care
                                   facilities) (hereinafter "Pharmacy Services Group") from
                                   March 1993 to February 1994 when the Pharmacy Services
                                   Group was integrated into the corporate management
                                   structure of the Parent. He is also President of Interlock
                                   Pharmacy Systems, Inc., St. Louis, Missouri (pharmacy
                                   services for long-term care facilities) (hereinafter
                                   "Interlock"), a subsidiary of the Parent. He has held this position since Parent's acquisition of Interlock in July
                                   1992. From 1973 to July 1992, he was the sole stockholder
                                   and the President of Interlock.

TIMOTHY E. BIEN..................
Age: 46                            Mr. Bien is Senior Vice President -- Professional Services
                                   and Purchasing of Parent. He has held that position since
                                   1996. Prior to that, Mr. Bien was Vice President of
                                   Professional Services for Parent, a position he had held
                                   since 1992.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR
              NAME                 EMPLOYMENT HISTORY
---------------------------------  ----------------------------------------------------------
KENNETH W. CHESTERMAN*...........
Director since 1984
Age: 57                            Mr. Chesterman is a consultant to the Parent. Prior to his retirement in July 1997, he was an Executive Vice
                                   President of Parent and had held this position since 1984.
                                   He had also served as President of the Pharmacy Services
                                   Group from August 1989 to February 1994. From August 1984
                                   to August 1989, he held the position of President of
                                   Parent's subsidiary, HPI Health Care Services, Inc., Los
                                   Angeles, California (health care services (hereinafter
                                   "HPI"), which was sold in August 1989.

CHARLES H. ERHART, JR.*..........
Director since 1981
Age: 72                            Mr. Erhart retired as President of W.R. Grace & Co., Boca
                                   Raton, Florida (international specialty chemicals and
                                   health care) (hereinafter "Grace") in August 1990. He had
                                   held this position since July 1989. From November 1986 to
                                   July 1989, he was Chairman of the Executive Committee of
                                   Grace. From May 1981 to November 1986, he served as Vice
                                   Chairman and Chief Administrative Officer of Grace. Mr.
                                   Erhart is a director of Chemed and National Sanitary.

MARY LOU FOX*....................
Director since 1993
Age: 66                            Ms. Fox is Senior Vice President-Marketing of Parent and
                                   has held this position since May 1996. Previously she
                                   served as Vice President-Marketing for Parent since
                                   February 1994. From July 1993 to February 1994, she was
                                   Vice President-Marketing of the Pharmacy Services Group.
                                   She is also President of Westhaven Services Co., Toledo,
                                   Ohio (pharmacy services for long-term care facilities)
                                   (hereinafter "Westhaven"), a subsidiary of Parent. She has held this position since Parent's acquisition of Westhaven in October 1992. From 1976 to October 1992, she was the
                                   sole stockholder and the President of Westhaven.

DAVID W. FROESEL, JR.............
Age: 45                            Mr. Froesel is Senior Vice President and Chief Financial
                                   Officer of Parent. He has held that position since joining
                                   Parent in March 1996. Mr. Froesel was Vice President of
                                   Finance and Administration at Mallinckrodt Veterinary,
                                   Inc. from May 1993 to February 1996. From July 1989 to
                                   April 1993, he was worldwide corporate controller of
                                   Mallinckrodt Medical Inc.

CHERYL D. HODGES*................
Director since 1992
Age: 45                            Ms. Hodges is Senior Vice President and Secretary of
                                   Parent and has held these positions since February 1994.
                                   From August 1986 to February 1994, she was Vice President
                                   and Secretary of Parent. From August 1982 to August 1986,
                                   she served as Vice President-Corporate and Investor
                                   Relations. Ms. Hodges has also served as a director of
                                   Parent for four prior terms: 1984-85; 1986-87; 1988-89 and
                                   1990-91.

THOMAS C. HUTTON*................
Director since 1983
Age: 46                            Mr. Hutton is a Vice President of Chemed and has held this position since February 1988. Mr. Hutton is a director of
                                   Chemed and National Sanitary. He is the son of Edward L.
                                   Hutton, Chairman of Parent.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR
              NAME                 EMPLOYMENT HISTORY
---------------------------------  ----------------------------------------------------------
PATRICK E. KEEFE*................
Director since 1993
Age: 52                            Mr. Keefe is Executive Vice President-Operations of Parent
                                   and has held this position since February 1997. Previously he was Senior Vice President-Operations since February
                                   1994. From April 1993 to February 1994, he was Vice
                                   President-Operations of Parent. From April 1992 to April
                                   1993, he served as Vice President-Pharmacy Management
                                   Programs of Diagnostek, Inc., Albuquerque, New Mexico
                                   (mail-service pharmacy and health care services)
                                   (hereinafter "Diagnostek"). From September 1990 to April
                                   1992, Mr. Keefe served as president of HPI, a subsidiary
                                   of Diagnostek, which was acquired from Parent in August
                                   1989. From August 1984 to September 1990, he served as
                                   Executive Vice President of HPI.

SANDRA E. LANEY*.................
Director since 1987
Age: 53                            Ms. Laney is Senior Vice President and Chief
                                   Administrative Officer of Chemed and has held these
                                   positions since November 1993 and May 1991, respectively.
                                   From May 1984 to November 1993, she was a Vice President
                                   of Chemed. Ms. Laney is a director of Chemed and National
                                   Sanitary.

ANDREA R. LINDELL, DNSc, RN*.....
Director since 1992
Age: 53                            Dr. Lindell is Dean and Professor in the College of
                                   Nursing and Health at the University of Cincinnati, a
                                   position she has held since December 1990. She also serves as Director -- Center for Allied Health at the University
                                   of Cincinnati. From August 1981 to August 1990, Dr.
                                   Lindell served as Dean and a Professor in the School of
                                   Nursing at Oakland University, Rochester, Michigan.

SHELDON MARGEN, M.D.*............
Director since 1983
Age: 78                            Dr. Margen is a Professor Emeritus in the School of Public
                                   Health, University of California, Berkeley, a position he
                                   has held since May 1989. He had served as a Professor of
                                   Public Health at the University of California, Berkeley,
                                   since 1979.

KEVIN J. MCNAMARA*...............
Director since 1986
Age: 44                            Mr. McNamara is President of Chemed and has held this
                                   position since August 1994. From November 1993 to August
                                   1994, Mr. McNamara was Executive Vice President, Secretary
                                   and General Counsel of Chemed. Previously, from May 1992
                                   to November 1993, he held the positions of Vice Chairman,
                                   Secretary and General Counsel of Chemed. From August 1986
                                   to May 1992, he served as Vice President, Secretary and
                                   General Counsel of Chemed. From November 1990 to December
                                   1992, Mr. McNamara served as an Executive Vice President
                                   and Chief Operating Officer of the Company. Mr. McNamara
                                   also served as Vice Chairman of National Sanitary. He is a director of Chemed and National Sanitary.

JOHN M. MOUNT*...................
Director since 1994
Age: 55                            Mr. Mount is a Principal of Lynch-Mount Associates,
                                   Cincinnati, Ohio (management consulting) and has held this position since November 1993. From April 1991 to November
                                   1993, Mr. Mount was Senior Vice President of Diversey
                                   Corporation, Detroit, Michigan (specialty chemicals)
                                   (hereinafter "Diversey"), and President of Diversey's
                                   DuBois Industrial Division. Previously, from May 1989 to
                                   April 1991, Mr. Mount was an Executive Vice President of
                                   Chemed and President of Chemed's then wholly owned
                                   subsidiary, DuBois Chemicals, Inc. He held the latter
                                   position from September 1986 to April 1991. He is a
                                   director of National Sanitary and Chemed. Mr. Mount has
                                   also served as a director of Parent from 1988 to 1991.

                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE-YEAR
              NAME                 EMPLOYMENT HISTORY
---------------------------------  ----------------------------------------------------------
D. WALTER ROBBINS, JR.*..........
Director since 1981
Age: 77                            Mr. Robbins retired as Vice Chairman of Grace in January
                                   1987 and thereafter became a consultant to Grace until
                                   July 1995. He is a director of Chemed and National
                                   Sanitary.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth in the table below are the name and the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of the Purchaser. Each person identified below is employed by Parent. The principal business address of the Purchaser and each person identified below, is 50 East RiverCenter Boulevard, Covington, Kentucky 41011. Directors are identified by an asterisk. All persons identified below are United States citizens.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
              NAME                              AND FIVE-YEAR EMPLOYMENT HISTORY
---------------------------------  ----------------------------------------------------------
JOEL F. GEMUNDER*................
Age: 58                            Mr. Gemunder is President of the Purchaser. He has served
                                   as President of Parent since 1981 and has been a Director
                                   of Parent since 1981.
BRADLEY S. ABBOTT................
Age: 30                            Mr. Abbott is Treasurer of the Purchaser and is Assistant
                                   Corporate Controller of Parent, a position he has held
                                   since joining Parent in 1996. Prior to that, he worked for eight years at Price Waterhouse LLP, most recently as a
                                   manager.
LEO P. (TRACY) FINN III..........
Age: 39                            Mr. Finn is Vice President of the Purchaser and is Vice
                                   President-Strategic Planning and Development of Parent, a
                                   position he has held since February 1997. He previously
                                   served as Regional Vice President-Operations for Parent in
                                   Chicago from 1995 through January 1997. Prior to that, Mr.
                                   Finn was Vice President-Development of Parent, a position
                                   he had held since 1989.
DAVID W. FROESEL, JR.*...........
Age: 45                            Mr. Froesel is Senior Vice President and Chief Financial
                                   Officer of Parent. He has held that position since joining
                                   Parent in March 1996. Mr. Froesel was Vice President of
                                   Finance and Administration at Mallinckrodt Veterinary,
                                   Inc. from May 1993 to February 1996. From July 1989 to
                                   April 1993, he was worldwide corporate controller of
                                   Mallinckrodt Medical Inc.
JEFFREY A. GLANCY................
Age: 40                            Mr. Glancy is Assistant Secretary of the Purchaser and is
                                   Vice President-Taxation of Parent, a position he has held
                                   since 1994. Prior to that, he served as Assistant
                                   Treasurer and Director of Taxation of Parent, a position
                                   he had held since 1985.
CHERYL D. HODGES*................
Age: 45                            Ms. Hodges is Senior Vice President and Secretary of
                                   Parent and has held these positions since 1994. From
                                   August 1986 to February 1994, she was Vice President and
                                   Secretary of Parent and has been a Director of Parent
                                   since 1992.
THOMAS R. MARSH..................
Age: 50                            Mr. Marsh is Assistant Treasurer of the Purchaser and is
                                   Vice President-Financial Services and Treasurer of Parent,
                                   a position he has held since 1994. Prior to that, he
                                   served as Controller of Parent, a position he had held
                                   since 1987.
JANICE M. RICE...................
Age: 36                            Ms. Rice is Secretary of the Purchaser and is Vice
                                   President-Risk Management and Employee Benefits of Parent,
                                   a position she has held since 1994. Prior to that, she was
                                   Assistant Treasurer and Corporate Risk Manager of Parent,
                                   a position she had held since 1990.

     Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder or his or her broker, dealer, commercial bank or other nominee to the Depositary at one of its addresses set forth below.

                        The Depositary for the Offer is:

                    FIRST CHICAGO TRUST COMPANY OF NEW YORK

            By Mail:                        By Hand:                 By Overnight Delivery:
  First Chicago Trust Company     First Chicago Trust Company
          of New York                     of New York             First Chicago Trust Company
      Tenders & Exchanges             Tenders & Exchanges                 of New York
           Suite 4660           c/o The Depository Trust Company       Tenders & Exchanges
         P.O. Box 2569              55 Water Street, DTC TAD             Suite 4680-AMC
    Jersey City, New Jersey     Vietnam Veterans Memorial Plaza    14 Wall Street, 8th Floor
           07303-2569               New York, New York 10041        New York, New York 10005
           By Facsimile Transmission                         To Confirm Receipt of
       (For Eligible Institutions Only):                 Notice of Guaranteed Delivery:
                 (201) 222-4720                                  (201) 222-4707
                       or
                 (201) 222-4721

     Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                D.F. KING & CO.,
                                      INC.

                                77 Water Street
                               New York, New York
                                     10005
                                Call Toll Free:
                                 (800) 697-6975

                      The Dealer Manager for the Offer is:

                       [CREDIT SUISSE FIRST BOSTON LOGO]

                             Eleven Madison Avenue
                            New York, New York 10010
                         Call Toll Free: (800) 881-8320